As of March 31, 2016, the following persons or entities now own more than 25% of a fund's voting security.

Person/Entity

Turner Midcap Growth, Institutional Class
Charles Schwab & Co.                    	         32.27%

Turner SMID Cap Growth Opportunities, Investor Class
National Financial Services Corp.			 27.14%

Turner Titan Long/Short, Investor Class
National Financial Services Corp.			 45.73%

Turner Medical Sciences Long/Short, Institutional Class
Morgan Stanley Smith Barney				 37.22%


As of March 31, 2016, the following persons or entities no longer own more than 25% of a fund's voting security.


Turner Medical Sciences Long/Short, Investor Class
Charles Schwab & Co.					 11.94%

Turner Medical Sciences Long/Short, Institutional Class
UBS WM USA				                 22.42%